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                                  Exhibit 21


                    SUBSIDIARIES OF OGLEBAY NORTON COMPANY


                                                       Jurisdiction
               Subsidiaries                          of Incorporation
               ------------                          ----------------

Canadian Ferro Hot Metal
  Specialties Limited                                Ontario

Laxare, Inc.                                         West Virginia

Oglebay Norton Engineered Materials, Inc.            Ohio

Oglebay Norton Industrial Sands, Inc.                California

Oglebay Norton Terminals, Inc.                       Ohio

ONCO Eveleth Company                                 Minnesota

ON Coast Petroleum Company                           Texas

ONCO WVA, Inc.                                       West Virginia

Saginaw Mining Company                               Ohio